EXHIBIT 4.2


                          STOCK SUBSCRIPTION AGREEMENT
                              DHB INDUSTRIES, INC.

         This Stock subscription Agreement ("Agreement") is made and entered into this 14th day of December, 2001 by and between DHB Industries, Inc. a Delaware Corporation having its principal place of business at 555 Westbury Avenue, Carle Place, New York 11554 ("DHB" or the "Company") and David H. Brooks ("Brooks") a principal Shareholder of DHB, residing at 20 Red Ground Road, Old Westbury, New York 11568.

         WHEREAS, DHB has applied for listing of its Common Stock for trading on the American Stock Exchange (the "Exchange");

         WHEREAS, the Exchange requirements for listing include, inter alia, that DHB have minimum Shareholders Equity of not less than Four Million ($4,000,000) Dollars;

         WHEREAS, DHB expects that it meets the minimum Shareholders Equity requirement, and that such Equity will be reflected by its audited financial statements as of December 31, 2001;

         WHEREAS, DHB is indebted to Brooks to the extent of Ten Million Dollars ($10,000,000) constituting the remaining balance of a restated Promissory Note dated September 24, 2001, (the "Note").

         WHEREAS, Brooks is willing to subscribe to new Equity Securities of DHB to the extent of Three Million ($3,000,000) of such Note amount.

         WHEREAS, Brooks has received information from the Company which describes the Company's offer to issue and sell shares of its no par value Series A Convertible 12% Redeemable Preferred Stock ("Preferred Stock") to him;

         WHEREAS, the terms and conditions of the Preferred Stock are set forth in the Certificate of Designations and Preferences attached hereto as Exhibit A (the "Certificate"); and

         WHEREAS,   the  Preferred  Stock  will  be  convertible  under  certain circumstances, into shares of the Company's $.001 value Common Stock ("Common Stock") on a one to one basis.

                                    AGREEMENT

         In consideration of the foregoing and the representations, warranties, conditions and covenants contained herein, the Company and Brooks hereby mutually agree with one another as follows:


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         1.  SALE AND PURCHASE OF THE SERIES A SHARES.

         1.1 On the basis of the representations, warranties and covenants contained herein, and subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to Brooks, and Brooks agrees to purchase from the Company, 500,000 Shares of the Series A Preferred Stock for Three Million ($3,000,000) Dollars.

         1.2 On the closing of the sale of the Series A Preferred Shares, Brooks will surrender the Note to the Company, and receive (i) a new Note dated the date of closing in the amount of Seven Million Dollars ($7,000,000); (ii) an interest payment on the Note amount from September 24, 2001 to the date of closing; and (iii) Five Hundred Thousand (500,000) Shares of Series A Preferred Stock.

         1.3 The closing of the transactions required hereunder shall take place as promptly as practicable after the filing of the Certificate of Designations and Preferences with the Secretary of State, State of Delaware reflecting the designations and preferences of the Series A Preferred Stock, and in all events not later than December 31, 2001 unless the parties shall otherwise agree.

         2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents, warrants to Brooks, and agrees with Brooks as follows:

         2.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and carry out the transactions contemplated hereunder. The Company is duly qualified to transact business and is in good standing in each jurisdiction of the United States in which the failure so to qualify would have a material adverse effect on its business or properties.

         2.2 CAPITALIZATION. The authorized capital of the Company consists, or will consist to the First Closing, of:

                  (a) Preferred Stock. 5,000,000 shares of par value $.001 Preferred Stock, 500,000 shares of which have been designated Series A Convertible Preferred Stock, none of which have been issued or are outstanding, prior to the transactions contemplated herein. The rights, preferences and privileges of the Preferred Stock are as set forth in the Amended and Restated Articles, Exhibit A hereto.

                  (b) Common Stock. 100,000,000 shares of Common Stock,of which 31,396,947 shares are issued and outstanding.

                  (c) All outstanding shares of Preferred Stock to be issued to Brooks will be, when issued, duly authorized and validly issued, are fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws.


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                  (d)  Except for the shares of  Preferred  Stock  which will be issued  pursuant to this  Agreement,  which shares will be  convertible
         into  500,000  shares  of  Common  Stock,   there  are  no  outstanding
         conversion rights, rights of first refusal, preemptive rights or other rights or agreements for the purchase or acquisition from the Company of any of the securities of the Company or rights thereto, and no
         outstanding   options  and   warrants   other  than  those  which  were
         outstanding as of the 30th day of September, 2001.

         2.3 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder including the issuance, sale and delivery of the Series A Shares and the reservation of the Common Stock issuable upon conversion of the Series A Shares (the "Conversion Shares") has been taken or will be taken prior to the Closing. Upon execution and delivery, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights and by general equitable principles.

         2.4 VALIDITY OF SECURITIES. The Series A Shares have been duly authorized and reserved, and upon issuance in accordance with the terms of this Agreement and the Amended and Restated Articles of Incorporation will be validly issued and outstanding, fully paid and nonassessable. The Common Conversion Shares have been duly authorized and reserved, and upon issuance in accordance with the terms of the Certificate, will be validly issued and outstanding, fully paid and nonassessable.

         2.5 CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any third party on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of securities of the Company hereunder, except as has already been obtained, or as is required to be obtained as a condition to the Closing.

         2.6 LITIGATION. To the best of the Company's knowledge, there is no action, suit, proceeding or investigation pending or overtly threatened against the Company which questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, nor is the Company aware that there is any basis for the foregoing. The Company is not subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which names the Company as a party.

         3.  REPRESENTATIONS AND WARRANTIES OF BROOKS.

         Brooks hereby represents and warrants to the Company that:



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3.1  INVESTMENT REPRESENTATIONS.

                  (1) He   is  experienced  in  evaluating   and  investing   in
         securities.

                  (2) He has first hand knowledge of the Company's business, management and financial affairs.

                  (3) He understands that no federal or state agency has passed upon his investment in the Series A Shares or made any finding or determination as to the advisability or fairness of an investment by him in the Series A Shares.

                  (4) He may be required to bear the economic risk of investment in the Series A Shares for an indefinite period of time because the Series A Shares and the Common Conversion Shares have not been registered under the Act and, therefore, cannot be sold unless they are either subsequently registered under the Act or an exemption from such registration is available.

                  (5) He understands that, upon issuance of the Series A Shares, and any subsequent issuance of the Common Conversion Shares, the Company will place a stop-transfer order in its stock books and direct its transfer agent to place such an order in its books respecting transfer of such shares and that the certificates representing such shares shall bear the legends set forth in Section 3.3 hereinafter.

                  (6) He is acquiring the Series A Shares for investment for his own account and not with the view to, or for resale in connection with, any distribution thereof. He understands that the Series A Shares and the Common Conversion Shares have not been registered under the Act by reason of a specified exemption from the registration provisions of the Act, which requires, among other things, the BONA FIDE nature of the Investor's investment intent as expressed herein.

         3.2 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, Brooks further agrees not to make any disposition of all or any portion of the Series A Shares or the Common Conversion Shares unless and until:

                  (1) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                  (2) Brooks shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and counsel for the Company opines in writing to the Company, in form and substance reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Act.


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         3.3 LEGENDS. It is understood that the certificate(s)  representing the
Series A Shares and the certificate(s) representing the Common Conversion Shares may bear one or all of the following legend:

                  "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required.

                  Brooks hereby understands and agrees that the Company shall have no obligation to remove the legends set forth in this Section 3.3 unless and until the securities covered thereby have been registered or can be sold pursuant to Rule 144(k) promulgated under the Act.

         4.  MISCELLANEOUS.

         4.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the respective Closing.

         4.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         4.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York applicable to agreements between residents of such state entered into and to be performed entirely within such state.

         4.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         4.6 NOTICES. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or telex, or seven (7) days after deposit with a domestic Post Office, by registered mail, postage prepaid and addressed to the party to be notified at the address indicated for such party herein, or at such other address as such party may designate by ten (10) days' advance written notice to the other party:

         4.7 COUNSEL. The Company has employed legal counsel in connection with the preparation of this Agreement. Brooks has been advised of the advisability


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to have the Agreement  reviewed by counsel of his own choosing  representing his independent interests in the transaction.

         4.8 ENTIRE AGREEMENT; AMENDMENT. This is the entire Agreement of the parties with respect hereto, and the same may not be amended otherwise than by a writing signed by the parties to be changed.

         WHEREFORE, the parties hereto, have duly executed this Agreement as of the date first above written, each intending that it be and become their full and final agreement with respect hereto.

DHB INDUSTRIES, INC.


By:  /s/ DAWN M. SCHLEGEL
     _______________________
     Dawn M. Schlegel,
     Secretary, Treasurer &
     Chief Financial Officer


By:  /s/ DAVID H. BROOKS
     _______________________
     David H. Brooks,
     Purchaser


















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